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                                  EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement, filed on Form S-8 for the registration of 6,500,000 shares of common stock of Quintiles Transnational Corp., of our report dated January 26, 2000 (except with respect to the matter discussed in Note 17, as to which the date is February 3, 2000) on the consolidated financial statements of Quintiles Transnational Corp. for the years ended December 31, 1999 and 1998 included in Quintiles Transnational Corp.'s Annual Report on Form 10-K dated March 30, 2000, and to all references to our Firm included in this registration statement.



                                         /s/ ARTHUR ANDERSEN LLP



Raleigh, North Carolina,
December 4, 2000